EXHIBIT 99.1

VALUECLICK TO ACQUIRE HI-SPEED MEDIA

Acquisition Would Significantly Expand Opt-In Email Marketing Capabilities and Expertise

Westlake Village, CA – December 11, 2003 – ValueClick, Inc. (Nasdaq: VCLK), the single-source provider of media, technology and services for all major online marketing channels, today announced that it has signed a definitive agreement to acquire Hi-Speed Media, Inc., a privately-held opt-in email marketing services company located in Los Angeles, California.

The addition of Hi-Speed Media would complement ValueClick’s existing permission-based email marketing offerings, and would also enhance ValueClick’s email marketing expertise. Hi-Speed Media is a provider of permission-based email marketing services that enable marketers to identify, reach and build relationships with consumers. Hi-Speed’s more than 300 clients include Equifax, LendingTree.com, United Online, and InsuranceWeb.

Under the terms of the agreement, ValueClick will acquire all outstanding equity interest in Hi-Speed Media for an aggregate purchase price of approximately $9.5 million in cash at closing, subject to adjustment, conversion of Hi-Speed Media’s outstanding employee stock options into options to purchase approximately 80,000 shares of ValueClick common stock, and contingent cash consideration of $1.0 million per quarter based on revenue and operating income milestones over the eight quarters following the closing. The transaction has been approved by the Board of Directors of each company and is subject to customary closing conditions, as well as the passage of the proposed federal CAN-SPAM (S.877) legislation. Farshad Fardad, president of Hi-Speed Media, would continue as the leader of the Hi-Speed Media business, reporting directly to ValueClick’s chief executive officer, James Zarley.

“Hi-Speed is delighted to be joining ValueClick,” said Farshad Fardad, president of Hi-Speed Media. “This is a great opportunity to help ValueClick expand its email marketing service offerings, further enhancing the breadth and depth of their formidable digital marketing solution set. We look forward to becoming part of this successful ValueClick team.”

“We are excited to be extending our position as the single-source provider of digital marketing solutions through the addition of Hi-Speed Media,” said James Zarley, chairman and chief executive officer of ValueClick. “Hi-Speed is a profitable and growing company that will enable us to provide an even broader array of digital marketing services to our clients, and will further strengthen our management team. We look forward to welcoming Hi-Speed Media into the ValueClick family.”

About ValueClick

ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through our four business units:

•      ValueClick Media (media.valueclick.com) provides a wide range of online marketing solutions — including Web Marketing, Email Marketing, Lead Generation Marketing and Pay-Per-Click Search Marketing — to create awareness, build brands, deliver targeted visitors, generate leads, drive sales, and grow customer relationships.

•      Be Free/Commission Junction (www.befree.com, www.cj.com) provides measurable, ROI-focused technology and services to help marketers increase online leads and sales, utilizing Affiliate Marketing, Search Marketing, and Automated Merchandising.

•      Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and website publishers manage their online advertising and permission-based email campaigns.

•      AdWare (www.adware.com) provides software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management.

For more information, please visit www.valueclick.com.

About Hi-Speed Media

Hi-Speed Media is a leading online direct response sales and marketing solution for online and offline companies. Its marketing platform comprises over 40 million consumer profiles, and enables business marketers to identify, reach, and build relationships with consumers. Hi-Speed also has e-commerce sites offering financial and consumer products. Hi-Speed Media’s 300 plus clients include Equifax, LendingTree.com, United Online, and InsuranceWeb. For more information visit www.hispeedmedia.com.

This release contains forward-looking statements that involve risks and uncertainties, including trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 28, 2003, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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